HSN, INC. ANNOUNCES 2009 ANNUAL STOCKHOLDERS MEETING DATE

ST. PETERSBURG, FL – March 6, 2009 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today that it will hold its 2009 Annual Meeting of Stockholders on Tuesday May 19, 2009, beginning at 9:30 a.m. (ET) in St. Petersburg, Florida. Formal notice of the meeting and information regarding proposals to be considered at the meeting are expected to be mailed on or about April 17, 2009.

This will be HSNi’s first annual meeting of stockholders. In accordance with the requirements for advance notice provided for in HSNI’s Amended and Restated Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, stockholders must deliver proposals for inclusion in the proxy material for such meeting to HSN, Inc. no later than close of business on March 16, 2009. Any proposals must comply with the requirements of Rule 14a-8 and may be omitted otherwise. Any stockholder proposals must be delivered to the General Counsel, HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729.

About HSN, Inc.

HSN, Inc. (NASDAQ: HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone Brands. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches 90 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead, and Travelsmith. Cornerstone Brands distributes 400 million catalogs annually, operates seven separate e-commerce sites, and runs 25 retail stores.

Contacts:
Felise Glantz Kissell (Analysts/Investors)	Nancy Bushkin (Media)
727-872-7529	727-872-4084
felise.kissell@hsn.net	nancy.bushkin@hsn.net